UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

PALM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PALM CONTACTS:

Christine Nakamoto, investor relations

408.617.7626

christine.nakamoto@palm.com

Marlene Somsak, general and trade media

408.617.7451

marlene.somsak@palm.com

Ellen Barry, financial media

Financial Dynamics for Palm, Inc.

408.617.8750

ellen.barry@fd.com

ELEVATION CONTACTS:

Paul Kranhold or Ron Low

Sard Verbinnen & Co.

415.618.8750

pkranhold@sardverb.com

rlow@sardverb.com

FOR IMMEDIATE RELEASE

Palm Announces Strategic Recapitalization with Elevation Partners;

World-class Additions to the Board and Executive Leadership

Shareholders to Receive Distribution of $9 per Share in Cash

SUNNYVALE, Calif., June 4, 2007 – Palm, Inc., (Nasdaq: PALM) today announced a strategic relationship with the private-equity firm Elevation Partners (“Elevation”) and a recapitalization plan that will position Palm to lead the next phase of the smartphone and mobile-computing markets. Under the planned recapitalization, shareholders will receive a $9 per share cash distribution. Elevation will invest $325 million in Palm, and the company will utilize these proceeds along with existing cash and $400 million of new debt to finance the cash distribution.

Upon closing of the transaction, Jon Rubinstein, former senior vice president of hardware engineering and head of the iPod division at Apple, will join Palm as executive chairman of the board.

Fred Anderson and Roger McNamee, managing directors and co-founders of Elevation, will join Palm’s board of directors upon closing of the transaction. Rubinstein, Anderson, and McNamee will replace Eric Benhamou and D. Scott Mercer, who will resign from Palm’s board of directors at that time. The total number of directors on the board will be increased from eight to nine in connection with the transaction.

“As a result of this transaction, we will strengthen the Palm leadership team and create a more effective capital structure, which puts us in a great position to attract new talent, significantly strengthen our execution capabilities, and deliver long-term shareholder value,” said Ed Colligan, Palm president and chief executive officer.

Colligan continued: “Jon Rubinstein is one of the top engineering executives in Silicon Valley, and he will lead our product-development efforts. As a significant new investor, Elevation brings onboard unique partners and relationships, plus a long investment horizon. For shareholders, the recapitalization provides an immediate return on their investments and our shareholders will retain their ability to participate in the company’s success and future growth.”

“This is by far the largest investment that Elevation has ever made, which reflects our enthusiasm for Palm and its opportunity. This investment fits perfectly with Elevation’s investment strategy of partnering with great management teams to transform businesses in industries with dynamic technology change,” said Roger McNamee. “We see Palm as uniquely positioned to deliver the integrated software and hardware solutions that will drive the next generation of mobile computing.”

Jon Rubinstein added, “I have tremendous respect for Ed Colligan, Jeff Hawkins and their team, and I am thrilled by the prospect of helping Palm deliver innovative products capable of transforming the mobile-device market. Approximately 1 billion cell phones are sold each year, and mobile computing is a category with enormous potential. This is a company with an impressive history of introducing game-changing products – it pioneered the smartphone – and I intend to help extend that legacy.”

Under the terms of the recapitalization plan, Elevation will purchase $325 million of a new series of convertible preferred stock. The conversion price will be $8.50 per share, which represents a premium of approximately 16 percent to the implied post-distribution price over the 10 trading days ended June 1, 2007, excluding the $9 per share cash distribution. Upon completion of the transaction, Elevation will own approximately 25 percent of Palm’s outstanding common stock on an as-converted and diluted basis, based on the number of shares of common stock outstanding as of March 30, 2007.

The company has secured commitments for $400 million of new debt and a $40 million revolving credit facility which is not expected to be drawn at closing. JPMorgan and Morgan Stanley will be joint bookrunners for these facilities.

Palm intends to use the proceeds from the sale of the preferred stock, existing cash and the proceeds from the $400 million of new debt to fund the cash distribution. The amount of total proceeds to be distributed to shareholders is estimated to be approximately $940 million. The distribution is expected to be treated as a return of capital for most shareholders(1). Elevation will not be eligible to participate in the cash distribution.

The distribution represents more than one-half of Palm’s current market capitalization and enables existing equity holders to retain nearly three-quarters of the post-transaction equity on a fully diluted basis. The company expects to have more than $300 million of cash on the balance sheet after the distribution.

The recapitalization is expected to close in the third quarter of the calendar year and is subject to shareholder approval, customary regulatory approvals including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions. A definitive purchase agreement has been executed. The board of directors of Palm has unanimously approved the purchase agreement.

Morgan Stanley is serving as financial advisor to Palm; Houlihan Lokey Howard & Zukin Advisory Services, Inc. has provided a fairness opinion to Palm; and JPMorgan is acting as financial advisor to Elevation. Wilson Sonsini Goodrich & Rosati, Professional Corporation, is serving as outside counsel to Palm; and Simpson Thacher & Bartlett LLP is acting as legal advisor to Elevation.

Conference Call Information

Palm will host a conference call today, which will begin at 7:00 a.m. PDT (10:00 a.m. EDT). Dial in numbers are (877) 704-5385 or (913) 312-1303. The passcode is 6893774. The call also will be available on Palm’s website at www.investor.palm.com

A replay of the call will be available from 2:00 p.m. EDT for two weeks. The replay telephone numbers are (719) 457-0820 or (888) 203-1112, and the passcode is 6893774.

Biographical Information

Jon Rubinstein was most recently the senior vice president and general manager of Apple’s iPod division, until his departure from the company in 2006. He joined Apple as senior vice president of hardware engineering in 1997. As part of Apple’s turnaround, Rubinstein quickly overhauled the engineering teams, product roadmaps and manufacturing processes, resulting in a new, more nimble engineering department. In 2001, Rubinstein was instrumental in conceiving the iPod and became head of the business when it was spun off as a separate division in 2004. Additionally, Rubinstein led the team that built the iMac, and he incorporated into Apple products a pair of little-known technologies that became commonplace as a result – USB and Wi-Fi. Before joining Apple, Rubinstein spent two decades at a variety of other computer companies, including Hewlett-Packard and NeXT, and started his own computer company, Firepower Systems Inc. Rubinstein was elected to serve as a member of the National Academy of Engineering in 2005 for “outstanding industry leadership in the design and development of innovative personal computing and consumer electronics products and technologies,” and is a senior member of the IEEE.

Fred Anderson is a managing director and co-founder of Elevation Partners with extensive operating and financial experience as a senior executive in the technology industry. From 1996-2004, Anderson was executive vice president and chief financial officer of Apple, during which time he made major contributions to Apple’s turnaround, including resolving a major liquidity crisis, executing a massive restructuring, and working with the company’s executive team to re-energize Apple’s revenue and profit growth. Prior to joining Apple, Anderson was chief financial officer of ADP and, prior to that, was president of MAI Systems Corp. Anderson currently serves on the boards of directors of eBay and Move, Inc.

Roger McNamee also is a managing director and co-founder of Elevation Partners. McNamee was previously a co-founder of Silver Lake Partners and of Integral Capital Partners, two leading technology-investment firms. Prior to Integral, McNamee worked for nine years in a variety of portfolio management and research positions at T. Rowe Price Associates, including portfolio manager of the top-performing Science & Technology Fund. McNamee serves on the boards of Move, Inc. and Forbes, Inc.

About Palm, Inc.

Palm, Inc., a leader in mobile computing, strives to put the power of computing in people’s hands so they can access and share their most important information from anywhere. The company’s products for consumers, mobile professionals and businesses include Palm® Treo™ smartphones, Palm Foleo™ mobile companions and Palm handheld computers, as well as software, services and accessories.

Palm products are sold through select Internet, retail, reseller and wireless operator channels throughout the world, and at Palm Retail Stores and Palm online stores (http://www.palm.com/store).

More information about Palm, Inc. is available at http://www.palm.com.

About Elevation Partners

Elevation Partners is a $1.9 billion private equity firm that makes large-scale investments in market-leading media, entertainment, and consumer-related businesses where it can partner with management to enhance growth and profitability through a combination of strategic capital and operational insight. Its investment team has a unique combination of media, entertainment, and technology knowledge and relationships; investing experience; and operating expertise. Elevation’s five partners are Fred Anderson, former EVP and CFO of Apple; Bret Pearlman, former senior managing director of The Blackstone Group; Marc Bodnick, a founding principal of Silver Lake Partners; Roger McNamee, co-founder of Silver Lake Partners and Integral Capital Partners; and Bono, lead singer and co-founder of the rock band U2. For more information, visit http://www.elevation.com.

# # #

(1) The ultimate U.S. federal income tax treatment of the distribution will depend upon the results of operations of Palm through the end of Palm’s taxable year. To the extent the distribution exceeds Palm’s current and accumulated earnings and profits (as calculated for U.S. federal income tax purposes) for Palm’s taxable year, the distribution will be treated as a return of capital (causing a reduction in a shareholder’s basis in Palm stock) and capital gain thereafter for U.S. federal income tax purposes. If no amount constitutes a dividend for U.S. federal income tax purposes, any shareholder with a tax basis in his or her stock that is less than the amount of the distribution will generally be taxable on such excess as either long-term or short-term capital gain, depending on such shareholder’s holding period in the stock. Shareholders should seek advice based on their particular circumstances from an independent tax advisor.

Additional Information and Where to Find It

In connection with the Preferred Stock Purchase Agreement and Agreement and Plan of Merger, Palm will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Shareholders of Palm are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Palm Investor Relations, Palm, Inc., 950 West Maude Avenue, Sunnyvale, CA 94085, USA, telephone: (408) 617-7626. In addition, documents filed with the SEC by Palm are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Palm in connection with the transaction, and their interests in the solicitation, can be found in Palm’s filing on Schedule 14A made with the SEC on June 4, 2007.

Forward-Looking Statements

This press release includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. These forward-looking statements include statements regarding Palm’s positioning to lead the next phase of the smart phone and mobile computing markets, Palm’s intention to pay, the total amount of and the tax consequences of, the cash distribution to shareholders, the constitution of Palm’s board of directors following the transaction, Palm’s future growth, the timing of the closing of the transaction, and the ownership percentages in Palm of existing shareholders and Elevation following the transaction. The risks associated with such forward-looking statements include the risk that the proposed transaction may not be completed in a timely manner, if at all, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the availability of sufficient surplus under applicable law at the closing of the transactions to make the cash distribution, the issuance of additional securities by Palm prior to the closing of the transaction, and other risks, some of which are discussed in the companies’ reports filed with the Securities and Exchange Commission (the “SEC”) under the caption Risk Factors and elsewhere, including Palm’s quarterly report on Form 10-Q for the quarter ended March 2, 2007. Any forward-looking statement is qualified by reference to these risks, uncertainties and factors. Forward-looking statements speak only as of the date of the document in which they are made. These risks, uncertainties and factors are not exclusive, and Palm undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Below are Q&A’s made available to Palm employees on June 1, 2007:

Employee Q&As

    1) What does “recapitalization” mean and why are we doing it?

•

“Recapitalization” refers to how a company changes its capital structure (its combination of equity and debt), generally for a specific purpose. This is being done in order to optimize the capital structure of the company and to work with a new strategic investor that brings unique assets to Palm, the private equity firm Elevation Partners.

•	Palm expects to benefit from the contribution of the Elevation team, and by the addition of Jon Rubinstein as Palm’s new executive chairman who will focus on our product delivery engine.

•

The structure of Palm’s recapitalization will take the form of a sale of preferred stock to Elevation, the taking on of some debt and a cash distribution to shareholders. Shareholders will receive a one-time $9 per share cash distribution, and also benefit from the on-going participation in Palm’s anticipated future success by retaining their common stock.

    2) Did we consider other alternatives, such as being acquired?

•	We have had discussions with a number of parties over the past few months.

•	After considering a wide range of options, the Board of Directors unanimously concluded that this was the best transaction for maximizing shareholder value.

•	More detail will be included in the proxy statement.

    3) Who is Elevation Partners?

•

Elevation Partners is a private-equity firm that makes large-scale investments in market-leading media, entertainment, and consumer-related businesses by partnering with great management teams to transform businesses in industries with dynamic technology change.

•

Elevation is an excellent partner for Palm. They bring the reputation, industry know-how, vision, resources and expertise to drive the next phase of Palm’s growth. This is the largest investment Elevation has ever made which reflects their enthusiasm for Palm and its opportunity.

•

This transaction with Elevation brings Palm the right level and kind of partnership. It was the unique combination of financing, energy and excitement about Palm, proven Board and management expertise, and strategic thinking that makes this recapitalization the best course for Palm.

    4) What motivated Elevation Partners to do this?

•	Elevation Partners was impressed with Palm’s strategy for the mobile-computing market, our team, vision of the mobile web and terrific roadmap of products.

•

They are excited to participate with us in addressing a market with exceptional growth potential. Palm fits perfectly with Elevation’s investment strategy of partnering with management to enhance growth and profitability to drive long-term value for shareholders.

•

By working with Palm on a strategic and operational level, Elevation Partners can help Palm to execute on its business model to deliver compelling and innovative products. Elevation Partners has great confidence in Palm’s growth prospects and on creating long-term value for Palm shareholders.

Palm, Inc. Confidential	Page 1 of 3

Below are Q&A’s made available to Palm employees on June 1, 2007:

    5) Will this change the long-term strategy at Palm? Will this change how Palm is operated?

•	No. Elevation is investing in Palm’s business strategy, and they believe Elevation can help us refine that strategy and execute better against it.

•	Palm is uniquely positioned to take advantage of the mobile computing market opportunity

•	Strong software/user interface/applications development and device integration capabilities

•	Next-generation software platform under development

•	History of groundbreaking innovation

•	Powerful brand and loyal customer base

•	If anything, this now allows us to aim higher!

    6) How does this position Palm against our competitors?

•

We believe it helps us compete better and more effectively. This recapitalization, along with the additions to our management team and Board, strengthens our ability to execute on our growth strategy to develop and bring to market faster products that are innovative, high quality and highly differentiated.

    7) What do Jon Rubinstein, Fred Anderson and Roger McNamee bring to Palm?

•

Both Jon and Fred are industry leaders. And Roger’s strategic vision will also be highly valuable to the Company. Their addition, combined with our existing talent, will strengthen our ability to create the world’s best mobile computing solutions.

    8) Will any jobs be affected by this change?

•	This transaction is about positioning the company for future growth. However, we can never guarantee that we will be free of work force actions in the normal course of business.

    9) How is Palm going to communicate with employees as this change unfolds?

•	We will continue to update employees via email and/or PalmCentral, in addition to all-hands meetings.

•	We also are planning to schedule meetings to introduce you to the partners of Elevation and Jon Rubinstein.

    10) Are we allowed to talk about this deal with our friends and family outside of Palm?

•	You can discuss any information that has been disclosed publicly.

    11) When do you expect the deal to close?

•	We expect to close in calendar Q3.

    12) What happens to my benefits?

•	Your benefits are not affected by this transaction.

Palm, Inc. Confidential	Page 2 of 3

Below are Q&A’s made available to Palm employees on June 1, 2007:

    13) What happens to my options and other equity grants?

•

After the close of the transaction, adjustments to your equity grants will be made that we expect will maintain the same intrinsic value of the equity grants as existed immediately prior to the $9 per share cash distribution.

•

Intrinsic value is calculated by subtracting the grant price from the Fair Market Value (FMV), which is the trading price over a specified period of time prior to the recapitalization, and multiplying that value times the number of shares underlying options or other equity grants you have.

•	Certain elements necessary for making the adjustments, including the pre- and post-recapitalization FMV will not be known until following the close of the transaction.

•	Additional information on the impact to your stock options, RSUs and ESPP will be provided as soon as possible.

Additional Information and Where to Find It

In connection with the Preferred Stock Purchase Agreement and Agreement and Plan of Merger, Palm will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Shareholders of Palm are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Palm Investor Relations, Palm, Inc., 950 West Maude Avenue, Sunnyvale, CA 94085, USA, telephone: (408) 617-7626. In addition, documents filed with the SEC by Palm are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Palm in connection with the transaction, and their interests in the solicitation, can be found in Palm’s filing on Schedule 14A made with the SEC on June 4, 2007.

Forward-Looking Statements

This communication contains forward-looking statements that are subject to risks and uncertainties. Such forward-looking statements include but are not limited to statements about the timing of the closing of the recapitalization, adjustments to stock options and other equity grants and our ability to bring high-quality products to market faster. The closing of the transactions constituting the recapitalization and any adjustments to stock options and other equity grants are subject to the satisfaction or waiver of certain conditions to closing set forth in the Preferred Stock Purchase Agreement and Agreement and Plan of Merger dated June 1, 2007, including shareholder approval and the receipt of certain regulatory clearances. There can be no assurance that the closing of the recapitalization will occur, or occur in a timely manner. Readers are encouraged to review our quarterly report on Form 10-Q for the quarter ended March 2, 2007 for other risks that could cause the forward-looking statements contained in this communication to differ materially.

Palm, Inc. Confidential	Page 3 of 3

Below is the text of an e-mail delivered to employees on June 4, 2007 by Palm’s Chief Executive Officer:

Team,

I am thrilled to announce the beginning of the next exciting chapter for Palm. We have just announced a strategic relationship with the private-equity firm Elevation Partners (see attached press release). As part of this relationship, we will recapitalize the company and will add new members to our board and management team. “Recapitalization” refers to how a company changes its capital structure (its combination of equity and debt).

This strategic move will help position the company to bring products to market faster and more reliably as well as to lead the next phase of mobile computing as we continue our tradition of innovation. In addition, shareholders will benefit as a result of a one-time cash distribution while maintaining an on-going investment in Palm.

Elevation is excited to partner with us. They share our vision of innovation and belief in the mobile computing market. And, as a result of this transaction, Palm will benefit from the contribution of the Elevation team as well as the addition of Jon Rubinstein, former SVP of hardware engineering and head of the iPod Division of Apple. Jon also spent two decades in a variety of other high-tech companies including HP and NeXT as well as founding his own computer company. He will join Palm as Executive Chairman upon the completion of this transaction and partner with myself and the rest of our management team to drive our company forward.

In addition, Fred Anderson and Roger McNamee, managing directors and co-founders of Everest, will join Palm’s board of directors effective upon closing of the transaction. This team brings additional industry expertise and enhances our leadership team which in turn will help us to attract top talent and strengthen our ability to execute.

I hope you are as excited as I am with these changes. Our executive management team and Board agree that the news we announced today best serves the long-term interests of Palm, our employees, customers and shareholders. Please join me at 10:00 a.m. today for a short meeting in the multipurpose room where I will discuss this new chapter at Palm.

See you there,

Ed

Outlook calendar invite and call-in number to follow shortly.

Additional Information and Where to Find It

In connection with the Preferred Stock Purchase Agreement and Agreement and Plan of Merger, Palm will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Shareholders of Palm are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Palm Investor Relations, Palm, Inc., 950 West Maude Avenue, Sunnyvale, CA 94085, USA, telephone: (408) 617-7626. In addition, documents filed with the SEC by Palm are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Palm in connection with the transaction, and their interests in the solicitation, can be found in Palm’s filing on Schedule 14A made with the SEC on June 4, 2007.

INTERESTS OF CERTAIN PERSONS

In connection with the Preferred Stock Purchase Agreement and Agreement and Plan of Merger (the “Agreement”) dated June 1, 2007 by and among Palm, Inc., a Delaware corporation (the “Company”), Passport Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, and Elevation Partners, L.P., a Delaware limited partnership, and the transactions contemplated thereby (the “Transactions”), the following persons may be deemed to be participants in the solicitation of the approval of the Agreement and certain of the Transactions because they are members of the board of directors of Palm, Inc. Set forth opposite their respective names in the table below are, as of June 1, 2007, (i) the number of shares of common stock that each director owns, (ii) the amount of cash each director would receive at the closing of the Transactions upon the cash distribution of $9.00 per share assuming that they do not acquire any additional shares of common stock, or dispose of any shares of common stock before the closing of the Transactions, (iii) the number of options to purchase common stock that they own, and (iv) the number of shares of common stock underlying performance share awards.

Name	Shares of Common Stock	Aggregate Amount of Cash	Common Stock Underlying Stock Options	Share Underlying Other Awards
Eric A. Benhamou	120,938	$1,088,442	507,880	4,000
Gordon Campbell	1,000	9,000	108,232	4,000
Edward T. Colligan (1)	128,028	1,152,252	1,665,202
William Coleman	—	—	60,000
Donna L. Dubinsky (2)	1,830,970	16,478,730	136,000	4,000
Bruce W. Dunlevie (3)	87,682	789,138	140,000	4,000
Robert Hagerty	—	—	77,000	4,000
D. Scott Mercer	—	—	86,000	4,000
All Directors as a Group	2,168,618	$19,517,562	2,780,314	24,000

(1)	Includes 95,000 shares of common stock subject to vesting and repurchase by the Company as of June 1, 2007. To the extent that such shares are repurchased by the Company, the aggregate amount of cash Mr. Colligan would be entitled to receive in the cash distribution would be reduced.
(2)	Includes 1,830,970 shares of common stock held by Donna Dubinsky and L. Shustek as Trustees for the Shustek-Dubinsky Family Trust Agreement, dated August 1, 2004.
(3)	Includes 87,682 shares of common stock held by The Bruce & Elizabeth Dunlevie Living Trust ua dtd 4/8/02.

Pursuant to Section 2.6(e) and 2.6(f) of the Agreement, the Company intends to adjust the exercise prices of all outstanding stock options (and, as necessary to preserve intrinsic value, adjust the number of shares of common stock subject to such option and the number of shares subject to performance share grants) using a formula intended to preserve the intrinsic value of those options and performance share grants (individually or together, “Awards”) to account for the $9.00 per share cash distribution to the Company’s stockholders pursuant to the Agreement, of which such Awards will not receive the benefit. This means that the intrinsic values of these Awards will remain approximately the same after the Transactions as they were immediately before. Intrinsic value is calculated by subtracting the option exercise price or performance share price, as applicable, from the fair market value, and multiplying that amount by the number of shares subject to the Award. For these purposes, fair market value before the Transactions will be “Pre-Close FMV” (as described below) and fair market value after the Transactions will be

“Post-Close FMV” (as described below). Adjustments will be made pursuant to one of three different methods, depending on two factors: (a) the fair market value of the common stock following the closing of the Transactions (the “Post-Close FMV”); and (b) the per share exercise price of the Award pre-transaction in relation to the fair market value of the common stock prior to the closing of the Transactions (the “Pre-Close FMV”). Adjustments to the exercise or purchase price of performance share grants will not be made.

The three methods of adjustments for options are as follows:

•	reduce the exercise price per share pre-transaction by the difference between Pre-Close FMV and Post-Close FMV, rounded up to the nearest whole cent;

•

if the application of the equation contemplated above would cause the adjusted exercise price per share for options to be less than or equal to 25% of Post-Close FMV, then such adjusted exercise price per share will be reduced to 25% of Post-Close FMV, rounded up to the nearest whole cent, and the number of shares of common stock subject to the option will be adjusted to equal the quotient obtained by dividing the Original Intrinsic Value by the difference between Post-Close FMV and the adjusted exercise price per share post-transaction (in the case of an option), with such quotient rounded down to the nearest whole share; and

•

if the per share exercise price of the option pre-transaction is already less than 25% of Pre-Close FMV, then the adjusted exercise price post-transaction (in the case of an option) will equal the quotient obtained by dividing the exercise price per share pre-transaction by a fraction (such fraction, the “Exchange Ratio”), the numerator of which will be the Pre-Close FMV and the denominator of which will be the Post-Close FMV, with such quotient rounded up to the nearest cent, and the number of shares of common stock subject to the option will be adjusted to equal the product of the number of shares subject to the option pre-transaction multiplied by the Exchange Ratio, with such product rounded down to the nearest whole number of shares.

The number of shares subject to Awards of performance shares will be adjusted to equal the product of the number of shares subject to the Award pre-transaction multiplied by the Exchange Ratio, with such product rounded down to the nearest whole number of shares.

For purposes hereof, the term “Original Intrinsic Value” shall mean the product obtained by multiplying (i) the difference between Pre-Close FMV and the pre-transaction exercise price per share by (ii) the pre-transaction number of shares subject to the Award. For purposes of determining the Pre-Close FMV, the fair market value will be equal to the volume weighted average sales price of a share of common stock during the two trading day period ending on the closing date of the Transactions (unless the closing date occurs on a date that is not a trading day, in which case it will be the two trading days immediately preceding the closing date) and for purposes of determining the Post-Close FMV (and therefore, calculating the intrinsic value after the Transactions), the fair market value will be equal to the volume weighted average sales price of a share of common stock during the two trading days beginning immediately following the closing date of the Transactions.

The Company is seeking stockholder approval of amendments to the Handspring, Inc. 1999 Equity Incentive Plan, as amended, the Handspring, Inc. 1999 Executive Equity Incentive Plan, as amended, the Handspring, Inc. 2000 Equity Incentive Plan, as amended, and the Company’s Amended and

Restated 2001 Stock Option Plan for Non-Employee Directors, to permit the adjustments contemplated by the adjustment methods described above. If stockholders do not adopt the amendments to such plans, the options granted under them will not be adjusted as described above and the Company intends to grant additional awards to affected persons to maintain the intrinsic value of their pre-transaction equity awards.

Set forth in the table below are the outstanding number of shares subject to option and the exercise prices per share thereof owned by each of the directors as of June 1, 2007:

Name	Pre-Close Options	Pre-Close Exercise Price/Share
Eric A. Benhamou	172,042	$4.22
	14,336	9.50
	63,082	9.50
	36,000	14.06
	12,186	14.58
	20,000	14.65
	44,000	15.22
	140,500	18.485
	5,734	338.29

Gordon Campbell	17,682	9.50
	37,000	14.06
	21,000	14.65
	24,666	15.22
	5,734	265.05
	2,150	411.525

William Coleman	60,000	14.92

Ed Colligan	423,202	$0.285
	36,000	4.33
	36,000	5.615
	430,000	13.80
	310,000	14.01
	430,000	15.30

Donna L. Dubinsky	60,000	8.75
	4,000	14.00
	28,000	14.06
	12,000	14.65
	32,000	15.22

Bruce W. Dunlevie	60,000	8.75
	28,000	14.06
	4,000	14.55
	16,000	14.65
	32,000	15.22

Robert Hagerty	60,000	14.06
	17,000	14.65

D. Scott Mercer	61,000	14.03
	21,000	14.65
	4,000	13.715

Transforming Palm and Maximizing Shareholder Value Ed Colligan President and CEO Palm, Inc. June 4, 2007

Forward Looking Statement
This presentation includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. These forward-looking statements include statements regarding Palm’s positioning to lead the next phase of the smart phone and mobile computing markets, Palm’s intention to pay, the total amount of and the tax consequences of, the cash distribution to shareholders, the timing of the closing of the transaction, and the ownership percentages in Palm of existing shareholders and Elevation following the transaction. The risks associated with such forward-looking statements include the risk that the proposed transaction may not be completed in a timely manner, if at all, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the availability of sufficient surplus under applicable law at the closing of the transactions to make the cash distribution, the issuance of additional securities by Palm prior to the closing of the transaction, and other risks, some of which are discussed in Palm's reports filed with the Securities and Exchange Commission (the “SEC”) under the caption Risk Factors and elsewhere, including Palm’s quarterly report on Form 10-Q for the quarter ended March 2, 2007. Any forward-looking statement is qualified by reference to these risks, uncertainties and factors. Forward-looking statements speak only as of the date of the document in which they are made.
These risks, uncertainties and factors are not exclusive, and Palm undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this presentation, except as required by law.
Additional Information and Where to Find It
In connection with the Preferred Stock Purchase Agreement and Agreement and Plan of Merger, Palm will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Shareholders of Palm are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Palm Investor Relations, Palm, Inc., 950 West Maude Avenue, Sunnyvale, CA 94085, USA, telephone:
(408) 617-7626. In addition, documents filed with the SEC by Palm are available free of charge at the SEC’s web site at www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Palm in connection with the transaction, and their interests in the solicitation, can be found in Palm’s filing on Schedule 14A made with the SEC on June 4, 2007.

Highlights
• Preparing Palm for the next major cycle in smartphones / mobile computing
– Optimize balance sheet
– Enhance Palm team
• Palm is uniquely positioned to capitalize on the opportunity
– Rubinstein and Elevation will help transform Palm for market leadership
• Shareholders receive $9 per share special cash
distribution and
continue to participate in the equity opportunity

Transformation of Palm
• Financial
– Shareholders will receive a special cash distribution of $9.00/share
(1)
– Elevation Partners will invest $325MM in the form of preferred stock
– Company will take on $400MM of new debt
– Balance funded from cash on Balance Sheet
• Pro forma cash balance of approximately $270MM
(2)
(>$300MM expected at
closing)
• Enhanced leadership: Jon Rubinstein joins as Executive Chairman;
Fred Anderson and Roger McNamee join board from Elevation
• Other matters
– Adjustments to equity grants will be made that we expect will maintain the same intrinsic value
– Requires majority of outstanding shares to approve Elevation investment
– Closing and distribution paid in third quarter of the calendar year
(1) To the extent the distribution exceeds current year and accumulated earnings and profits (E&P), it is expected to be treated as return of capital up to the shareholder’s basis and capital gains thereafter
(2) Based on February 28, 2007 balance sheet

• Number of Directors to increase from eight to nine
• New directors will replace Eric Benhamou and D. Scott Mercer at closing
Enhanced Leadership Team
Addition of Uniquely Talented Industry Leaders
• 1997-2006: SVP of Hardware
Engineering (97-04) and head
of iPod Division (04-06) at
Apple
– Reorganized product
development organization
– Responsible for the
development and growth
of the iPod product line
• 1994-96: Founder of
Firepower Systems
• 1990-94: VP of Hardware at
NeXT
Jon Rubinstein
Executive Chairman
• 2004- Present: Elevation
Partners
• 1996-2004: EVP and CFO
of Apple
– Executed major
restructuring and
strategic repositioning
• 1992-96: CFO of ADP
• 1978-91: Several positions
at MAI Systems, including
President, COO, CFO
Fred Anderson
Director
• 2004-Present: Elevation
Partners
• 1999-2004: Co-Founder of
Silver Lake Partners
– Technology PE
• 1991-99: Co-Founder of
Integral Capital
– Technology crossover
investing
• 1982-91: Various positions at
T. Rowe Price, including
portfolio manager of the top-
performing Science &
Technology Fund
Roger McNamee
Director

• Smartphones = explosive market growth with enormous potential
– ~1 billion mobile phones sold each year; smartphones gaining share
• Palm is uniquely positioned to take advantage of market opportunity
– Strong software/user interface/applications development and device integration capabilities
• Next-generation Linux-based software under development
– History of groundbreaking innovation
– Powerful brand and loyal customer base
• Strong management team, led by Ed Colligan
– In addition, continued leadership from Jeff Hawkins and Donna Dubinsky
– Perfect partners for Jon Rubinstein creates an unrivalled team
• Elevation is the perfect strategic partner
– Elevation’s capital, expertise, and network can enhance Palm’s prospects
Palm will be Elevation’s largest investment to date
Elevation’s Investment Rationale
Huge Market Opportunity, Great Company

• $325MM from Elevation for Convertible Preferred
• Coupon: 0%
• Conversion Price: $8.50 per share (after $9.00 distribution)
– Represents ~16% premium to implied post-distribution price over average of last 10 trading days (i.e. excluding $9.00 distribution)
– Convertible into approximately 38.2MM shares
• Pro-Forma Ownership: 27% / 25% (Primary / Fully Diluted)
• Board Representation: proportional (i.e., 2 of 9 board seats)
• Mandatory Redemption: 7-year anniversary
Preferred Equity Terms
Committed Shareholder with Long Investment Horizon:
the Right Partner for Palm on the Right Terms

• $400MM New Debt + $40MM Revolving Credit Facility
– Joint Bookrunners: JPMorgan and Morgan Stanley
– Commitment letters received
• Estimated pricing: LIBOR + 2.25% to 2.75%
(1)
• Nominal Amortization: 1% per year until final year
• “Covenant Light”: No financial maintenance covenants
• Maturity: 6.5 years
Debt Terms
Covenant Light, Nominal Amortization: the Right Capital
for Palm on the Right Terms
(1)  Dependent on market conditions and credit rating

Optimized Capital Structure
Strong Credit Profile & Leveraged Equity Instrument
• Strong balance sheet and credit statistics
– Low leverage multiple
– $270MM of cash remaining on balance sheet
(3)
– Net Debt / EBITDA (Pro Forma LTM): 0.9x
(3)
• Leveraged equity instrument with higher growth potential
– Excess cash distributed to shareholders
– Modest, prudent leverage
– Improves shareholder returns and benefits Palm’s recruiting efforts
$533.6 ($940.0) $1,473.6 Additional Paid-In
Capital
$325.0 $325.0 $0.0 Series B Convertible
Preferred Stock
$400.0 $400.0 $0.0 Total Debt
$270.7 ($233.4) $504.1 Cash & Cash
Equivalents
Pro Forma
Balance
Pro Forma
Adjustments 2/28/2007
($MM)
(1) Excludes transaction fees and expenses
(2) Estimated
(3) Pro forma as of February 28, 2007 balance sheet
(1)
(2)
(1)

Shareholder Economics
Payout Today + Participation in Equity Upside
0%
20%
40%
60%
80%
100%
10-Day Trailing Average
Ongoing Equity $9 Distribution
0%
20%
40%
60%
80%
100%
Fully Diluted Shares
Equity Holders Elevation
Cash Distribution
Percent of Share Price
Ownership
Post-Transaction
25%
75%
55%
45%
The $9 per share distribution represents over half of the market capitalization of
Palm today, but existing equity holders will retain approximately three-fourths of the equity ownership post-transaction.

• This transaction is a transformative event for Palm
– Positions the company to lead the next phase of the smart phone and mobile computing markets
– Enhancement of strong leadership team
– Optimization of capital structure: leveraged equity instrument
• Shareholders receive the “best of both worlds”
– $9 distribution: immediate, tax-advantaged
(1)
realization of their investment
– Uncapped ongoing participation in the company’s future growth
(1)  To the extent the distribution exceeds current year and accumulated earnings and profits (E&P), it is expected to be treated as return of capital up to the shareholder’s basis and capital gains thereafter.
Transforming Palm & Maximizing Value
$9 per Share Cash
Distribution
Equity Opportunity &
Optimized Capital
Structure
+
+
Rubinstein &
Elevation
Value-Add

palm
West Maude Avenue
Pictures & Videos
Send
Menu
Trēo

Questions? 12